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                                                                   EXHIBIT 10.12

                                AMENDMENT TO THE
                              AMENDED AND RESTATED
                           CHANGE IN CONTROL AGREEMENT


         This Amendment (the "Amendment") to the Amended and Restated Change in Control Agreement dated ____________, 2000 (the "Agreement") between OSCA, Inc., a Delaware corporation (the "Company" and, together with any of its subsidiaries or successors in interest, including a successor in a Change in Control (as defined in the Agreement), the "Employer"), and (the "Executive") is made as of _________, 2001.

         WHEREAS, the benefits provided to the Executive under the Agreement that are deemed to be "excess parachute payments" under the Internal Revenue Code of 1986, as amended (the "Code"), subject the Executive to excise taxes; and

         WHEREAS, in order that the Executive may receive the full benefits intended by the Agreement and the Company's Stock Compensation Plan, the Company wishes to bear the cost of such excise tax, if any, for which the Executive is responsible and to make payments to the Executive to the extent necessary to place the Executive in essentially the same financial position after the payment of such taxes as he would have been in if such excise tax had not been applicable;

         WHEREAS, Executive wishes to receive such payments;

         NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         (a) Notwithstanding any other provisions of the Agreement, if the Executive becomes entitled to receive a Severance Payment under the Agreement and if the Severance Payment and any other benefits to which the Executive will be entitled under the Agreement (collectively with the Severance Payment, referred to herein as the "Benefits") will be subject (in whole or in part) to an excise tax (the "Excise Tax") imposed by section 4999 of the Code, the Employer shall pay to the Executive an additional amount (the "Make Whole Payment") such that the net amount retained by the Executive, after deduction of
(i) any Excise Tax on the Benefits and (ii) any federal, state and local income and employment taxes and Excise Tax upon the Make Whole Payment, shall be equal to the Benefits.

         (b) For purposes of determining whether any of the Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Benefits shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel to the Company ("Tax Counsel") reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute

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payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all
"excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the "Base Amount" (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and
(iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Make Whole Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Make Whole Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of the Executive's employment (or if there is no date of termination, then the date on which the Make Whole Payment is calculated for purposes of this Section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Make Whole Payment, the Executive shall repay to the Employer, within five business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Make Whole Payment attributable to such reduction (plus that portion of the Make Whole Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Make Whole Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Make Whole Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Make Whole Payment), the Employer shall make an additional Make Whole Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five business days following the time that the amount of such excess is finally determined. The Executive and the Employer shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Benefits.

         (d) The Make Whole Payment provided for herein shall be made not later than the "Payment Day." The Payment Day shall be the thirtieth day following the date of termination of employment. Notwithstanding the preceding provisions of this Amendment, if the amount of the Make Whole Payment cannot be finally determined on or before the Payment Day, the Employer shall pay to the Executive on the Payment Day an estimate, as determined in accordance herewith, of the minimum amount of the Make Whole Payment to which the Executive is clearly entitled and shall pay the remainder of


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the Make Whole Payment as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Payment Day. In the event that the amount of the estimated Make Whole Payment so made exceeds the amount subsequently determined to have been due, Executive shall reimburse such excess to the Employer no later than the thirtieth day after such determination is made. At the time that any Make Whole Payment and any additional Make Whole Payment is made hereunder, the Employer shall provide the Executive with a written statement setting forth the manner in which any such payment was calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel or other advisors or consultants (and any such opinion or advice which is in writing shall be attached to the statement).

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Change in Control Agreement as of the date first above written.

                                   OSCA, INC.



                                   By:
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                                       Robert L. Hollier, President and Chief
                                       Executive Officer


                                   EXECUTIVE:


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